Exhibit 99.1

China Housing Secures US$ 30 Million From Prax Capital,
A Leading China-Focused Private Equity Firm

Funding Completes Capital Requirements for First Baqiao Residential Project

Xi’an and Hong Kong, China – November 10, 2008 — China Housing & Land Development, Inc., (“China Housing”, NASDAQ: CHLN) has entered into a framework agreement with Prax Capital China Real Estate Fund I, Ltd., (“Prax Capital”) to develop 79 acres within China Housing’s Baqiao Project located in Xi’an. China Housing & Land Development owns the exclusive rights to develop the 487-acre Baqiao project site.

Prax Capital will invest US$ 30 million for a 25% interest in the joint venture provided that the Company acquires all necessary documents and approvals by Government. China Housing expects to fund the construction through cash from pre-sales and from the RMB 1 billion real estate construction credit line it secured from China Construction Bank earlier this year.

Mr. William Xin, Chief Financial Officer of China Housing, commented: “This investment by one of the most respected private equity investors in our sector demonstrates our continuing ability to attract the capital needed to develop this large-scale project despite the current volatile global credit markets. Our 79-acre project is expected to be very profitable, to have a strong positive cash flow, will enhance our balance sheet and increase our net asset value significantly.”

Mr. Pingji Lu, Chairman and Chief Executive Officer of China Housing, said, “We are very pleased to enter this important joint venture agreement with Prax Capital, which is well-known and highly regarded in China for successful investments in the private equity industry. With the financial and operational support of Prax Capital and the architectural vision of Leo A Daly, we are confident that this first Baqiao site will be a world-class residential community and that the whole Baqiao development will become the great success we envision.”

Mr. Jeff Yao, Managing Partner and Co-Founder of Prax Capital, said, “This project has all the elements we value – great location, abundant capital, great design and engineering, a joint venture partner with a proven track record, and a project with high return potential and limited downside risk.”

About Prax Capital China Real Estate Fund I, Ltd.

Prax Capital was recognized in August 2008 by China Venture as one of the top 3 private equity firms, alongside Goldman Sachs and The Carlyle Group. In 2007 it was ranked among the top 5 private equity firms in China by Top Capital. Mr. Jeff Yao, Managing Partner and Co-Founder of Prax Capital, was included in the Forbes 2007 list of China’s Best Venture Capitalists. The firm was established in 2003 as an independent private equity firm dedicated to investing in China and currently has approximately US$ 300 million of assets under management. This joint venture is the firm’s tenth investment in China.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.‘s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

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China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

China Housing contacts for investors and media

Jing Lu, Vice President & Board Secretary
+86 29.8258.2632 in Xi’an • jinglu@chldinc.com

William Xin, Chief Financial Officer
+86 150.9175.2090 in Xi’an
+1 917.371.9827 in San Francisco • william.xin@chldinc.com

Tom Myers, Christensen
+86 139.1141.3520 in Beijing • tmyers@christensenir.com

Kathy Li, Christensen
+1 212.618.1978 in New York • kli@christensenir.com